                                 UNITED STATES
                       SECURITIES AND EXHANGE COMMISSION
                            WASHINGTON, D.C.   20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                            GERBER SCIENTIFIC, INC.
                ________________________________________________
                                (NAME OF ISSUER)

                         Common Stock, Par Value $1.00
                ________________________________________________
                         (TITLE OF CLASS OF SECURITIES)

                                   373730100
                ________________________________________________
                                 (CUSIP NUMBER)

                                August 21, 2001
                ________________________________________________
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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-------------------------                              -------------------------
  CUSIP NO.  373730100                  13G                Page 2 of 4 Pages
-------------------------                              -------------------------

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      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

      Melisa T. Gerber

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            485,931.0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          43,440.0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             485,931.0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          43,440.0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      529,371.0
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.40%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

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SCHEDULE 13G
------------

Item    1(A)  NAME OF ISSUER:  Gerber Scientific, Inc.

        1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  Gerber Scientific, Inc.
                  83 Gerber Road West
                  South Windsor, CT  06074

ITEM    2(A)  NAME OF PERSON FILING:  Melisa T. Gerber

        2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  Residence:
                  20 Woodside Road
                  Newton, MA  02460

        2(C)  CITIZENSHIP:  U.S.A.

        2(D)  TITLE OF CLASS OF SECURITIES:  Common Stock, Par Value $1.00

        2(E)  CUSIP NUMBER:  373730100

ITEM    3:    Not applicable.

ITEM    4(A): AMOUNT BENEFICIALLY OWNED:  529,371.0 shares

        4(B)  PERCENT OF CLASS:  2.40%

        4(C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i) sole power to vote or to direct the vote:  485,931.0

              (ii) shared power to vote or to direct the vote:  43,440.0

              (iii) sole power to dispose or to direct the disposition of:
                    485,931.0
              (iv) shared power to dispose or to direct the disposition of:
                   43,440.0

ITEM    5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM    6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable
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ITEM    8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not
Applicable

ITEM    9:  NOTICE OF DISSOLUTION OF GROUP:  Not Applicable

ITEM   10:  CERTIFICATIONS:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

   After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                              By: /s/ Melisa T. Gerber
                                 -----------------------
                                 Name: Melisa T. Gerber



Dated: August 29, 2001